Exhibit 99

FOR IMMEDIATE RELEASE

CONTACT:
Donald C. Weinberger
Victoria Trahan	Andria Pilo (Media)
Axonyx Inc., New York	Wolfe Axelrod Weinberger Assoc. LLC
(212) 645-7704; Fax: (212) 989-1745	(212) 370-4500; (212) 370-4505 (Fax)
www.axonyx.com	don@wolfeaxelrod.com

AXONYX INC. IS RAISING $2.9 MILLION

- Funds Being Raised Through the Exercise of Warrants
and a Private Placement of Common Stock -

NEW YORK - June 12, 2003 — Axonyx Inc. (NASDAQ: AXYX) today announced that it is raising $2.9 million through the exercise of outstanding warrants and the private placement of shares of the Company’s common stock.

The Company offered holders of warrants convertible at $3.91 per share and due to expire in December 2003, a one-time opportunity to exercise these warrants at $2.50 per share under the proviso that the investors relinquish their cashless exercise provision and complete the transaction in a timely manner.  For each warrant exercised, the investors were also issued one-half of a new two-year warrant exercisable at $5.00 per share and callable by the Company if Axonyx’s common stock trades above $8.00 per share for a pre-defined period.  Axonyx received gross proceeds of approximately $2.3 million and issued 919,130 shares of common stock upon the exercise of warrants.  In addition, the Company issued new warrants to purchase 459,565 shares of common stock to those holders who exercised warrants.

The Company is also raising $575,000 through the sale of 230,000 shares of the Company’s common stock in a private placement.  Axonyx has entered into subscription agreements for the sale of the shares with four European accredited investors.  The new warrants and shares carry piggyback registration rights.

Marvin S. Hausman, M.D., President and Chief Executive Officer of Axonyx Inc., stated, “Through these transactions we are raising additional funds in a responsible, timely and efficient fashion.  These funds will strengthen our financial position as we get ready to begin our phase III Phenserine clinical development program.”

About Axonyx

Axonyx Inc. is a U.S.-based biopharmaceutical company engaged in the acquisition and development of proprietary pharmaceutical compounds and new technologies useful in the diagnosis and treatment of Alzheimer’s disease, human memory disorders and prion-based illnesses such as Mad Cow Disease.

This press release may contain forward-looking statements or predictions.  These statements represent our judgment to date, and are subject to risks and uncertainties that could materially affect the Company including those risks and uncertainties described in the documents Axonyx files from time to time with the SEC, specifically Axonyx’s annual report on Form 10-K.  Axonyx cannot assure that receipt of funding from the European investors pursuant to the signed subscription agreements will occur and that the transaction will close, that it will obtain the necessary financing to complete any Phase III Phenserine trials or that the Phase III will commence as expected or at all.  Axonyx undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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